UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

C&J Energy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-4808566
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3990 Rogerdale Rd.

Houston, Texas 77042

(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 325-6000

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Warrants, each exercisable to purchase one share of Common Stock, $0.01 par value per share, at an exercise price of $27.95 (expiring January 6, 2024)

EXPLANATORY NOTE

As previously disclosed in other filings with the U.S. Securities and Exchange Commission (the “SEC”) by C&J Energy Services Ltd. (“Old C&J”), on December 16, 2016, the United States Bankruptcy Court for the Southern District of Texas, Houston Division issued an order confirming the Second Amended Joint Plan of Reorganization (as Modified) of CJ Holding Company, et al., pursuant to Chapter 11 of the Bankruptcy Code (collectively, the “Chapter 11 Cases”), which approved and confirmed the Second Amended Joint Plan of Reorganization (as Modified) (the “Plan”) of Old C&J and certain of its subsidiaries (collectively, the “Debtors”).

On January 6, 2017, the Plan became effective pursuant to its terms and the Debtors emerged from their Chapter 11 Cases.

C&J Energy Services, Inc. (the “Company”) is the successor issuer to Old C&J under Rule 12g-3 under the Securities Act of 1934, as amended. For additional information regarding the succession transaction, please see the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2017.

Item 1.	Description of Registrant’s Securities to be Registered.

This registration statement registers under Section 12(g) of the Securities Exchange Act of 1934, as amended, those certain warrants to purchase shares of the Company’s common stock, $0.01 par value per share, exercisable on or before January 6, 2024 at an exercise price of $27.95 per share (the “Warrants”). A description of the Warrants is set forth under Item 1.01 in the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2017, which description is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No	Description of Exhibit

3.1.	Amended and Restated Certificate of Incorporation of C&J Energy Services, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 6, 2017 (File No. 000-55404)).

3.2.	Bylaws of C&J Energy Services, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on January 6, 2017 (File No. 000-55404)).

4.1.	Warrant Agreement between C&J Energy Services, Inc. and American Stock Transfer & Trust Company, LLC, as Warrant Agent, dated as of January 6, 2017 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 6, 2017 (File No. 000-55404)).

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

C&J ENERGY SERVICES, INC.

Date: January 6, 2017	By:	/s/ Danielle Hunter
	Name:	Danielle Hunter
	Title:	Executive Vice President, General Counsel, Chief Risk and Compliance Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No	Description of Exhibit

3.1.	Amended and Restated Certificate of Incorporation of C&J Energy Services, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 6, 2017 (File No. 000-55404)).

3.2.	Bylaws of C&J Energy Services, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on January 6, 2017 (File No.000-55404)).

4.1.	Warrant Agreement between C&J Energy Services, Inc. and American Stock Transfer & Trust Company, LLC, as Warrant Agent, dated as of January 6, 2017 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 6, 2017 (File No. 000-55404)).